Exhibit 99.1

Contact:	Patrick Johnson, President & CEO
(714) 241-4411
Matthew Hayden, Investor Relations
Hayden Communications, Inc.
(858) 704 - 5065

For Immediate Release

  PRO-DEX, INC. ANNOUNCES THE COMPLETION OF KEY STRATEGIC ACQUISITION

SANTA ANA, CA, January 5, 2006 - PRO-DEX, INC. (NASDAQ: PDEX), an enabler of speed-to-market, through developing and manufacturing embedded motion control and miniature rotary drive systems, currently serving the medical, dental, factory automation, and scientific research markets, today announced that it has acquired substantially all assets related to the business of Astromec Inc., a developer and manufacturer of a broad range of custom fractional horsepower DC motors designed specifically for the adverse environmental conditions found in the medical device, aerospace and military markets.

Patrick Johnson, President and Chief Executive Officer commented, "We're excited to have completed this acquisition as it represents the culmination of an almost three-year search to acquire specialized motor manufacturing capability.  Fully autoclavable DC motors are one of the most critical components in rapidly developing and manufacturing surgical systems, our largest and fastest-growing market segment. The acquisition of Astromec not only expands our capabilities as a medical device manufacturer, but more importantly, it allows us to more rapidly develop new electric motor technology for the ever-changing medical device market. We believe this added capability will make us more attractive to existing and new customers alike as this increased scope in design and manufacturing expertise will expand the breadth of our product offering and core competencies. Additionally, with the completion of the acquisition, Astromec's responsiveness will improve as historically it has been constrained by limited access to short-run/quick-turn precision machined parts. Going forward, Pro-Dex will be able to supply these components in a more cost-effective and expeditious manner.  This capability reduces a key bottleneck in Astromec's manufacturing process and increases its flexibility to meet urgent customer requests.

Pro-Dex paid approximately $2.6 million in cash to close the transaction with an additional cash payment of $100,000 to be paid six months after closing, subject to any adjustments made as a result of post-closing audits of the Astromec closing financial statements. The Company used $1.6 million in cash on hand to fund the acquisition and paid the remainder of the purchase price with cash borrowed against a new $1.0 million four-year term loan.  In conjunction with the asset purchase, Pro-Dex has also entered into a real estate purchase agreement to acquire the 20,000 square foot facility and the 4.4 acres of land occupied by Astromec in Carson City, Nevada. At close of escrow, Pro-Dex will pay $2.2 million for the building and land, funding the transaction with a new $1.6 million 10-year first mortgage.   The balance of the purchase price will be funded by cash on hand.  Escrow on the real estate transaction is scheduled to close before July 1, 2006.  In the meantime Pro-Dex will pay rent to the current owner of the property.

Pro-Dex's current facilities lease in Santa Ana, California expires in July of 2006. While Pro-Dex expects to maintain its presence in central Orange County, the operating costs of the Carson City facility are projected to be approximately half that of Orange County and there are significant advantages to operating a business in Nevada compared to California. As the Carson City facility is less than 50 percent utilized, the acquisition represents a substantially lower-cost alternative to Orange County facilities for Pro-Dex to consolidate current operations and expand future operations. Plans concerning the potential expanded use of the Carson City facility have not been finalized.

"The Astromec acquisition will also allow Pro-Dex to cross-market current product offerings to existing Astromec customers as these represent new market opportunities for Pro-Dex to penetrate," continued Mr. Johnson. "While we expect to substantially improve Astromec's presence in the medical device industry, we believe the acquisition will help Pro-Dex penetrate Astromec's existing customer base in the aerospace and military markets, where they have been second and third-tier suppliers to Boeing, Airbus and NASA.  Astromec's market presence in these segments will boost Pro-Dex's visibility with these customers and offer the opportunity to promote its 'speed-to-market' value proposition by bundling its existing rotary drive systems and motion control products with Astromec's custom motor technology. We are excited about this acquisition as our core competency has increased and we are better equipped to sell a broad range of products into both existing and new markets."

Astromec reported annual un-audited sales of approximately $2.7 million at the end of calendar year 2005.  Pro-Dex projects that its own consumption of DC motors will increase Astromec's production volume by 20 to 30 percent during the 12 months following the close of the transaction.  Entering the new calendar year, Astromec had approximately $1.9 million in open orders scheduled for shipment during 2007.  As a result, the income from Astromec's legacy business combined with the base-case assumptions for synergies highlighted above are estimated to add $0.03 to $0.05 to Pro-Dex's earnings per share during the 12 months following the close of the transaction. The acquired business will operate under the name Pro-Dex/Astromec.

Commenting on the Company's performance during the just completed fiscal second quarter and considering the acquisition, Mr. Johnson said, "New order bookings were strong during the quarter, resulting in a total order backlog of approximately $7.0 million at the end of the second quarter compared to $4.7 million last year, a 49 percent year-over-year increase and compared to $7.6 million at the end of the previous quarter.  It is important to note however, that we cancelled approximately $900,000 of backlog during the second quarter in connection with our acquisition of the IntraFlow patents. Accordingly, total open orders increased $300,000 quarter over quarter, when excluding this acquisition related adjustment. A significant portion of second quarter bookings were derived from a one-year blanket purchase order received from our largest medical device customer,  including orders for a new iterative product design that will be delivered during the second half of this fiscal year.  In addition, this blanket purchase order alone will drive a 15 percent increase in production volume for our newly acquired Pro-Dex/Astromec business unit during the next 12 months, validating the synergistic value of the acquisition."

Pro-Dex Inc., with operations in Santa Ana, California and Beaverton, Oregon, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control and miniature rotary drive systems, serving the medical, dental, factory automation, and scientific research markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.